UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2006

VioQuest Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-16686	58-1486040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Mt. Airy Road, Suite 203
Basking Ridge, NJ 07920
(Address of principal executive offices)

(908) 766-4400
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 15, 2006, VioQuest Pharmaceuticals, Inc. (the “Company”) entered into a Letter Agreement with Lawrence Akinsanmi, M.D., Ph.D., its newly-appointed Vice President of Clinical Operations and Regulatory Affairs. The agreement is for an indefinite term beginning on October 1, 2006 (the “Effective Date”) and provides for an initial base salary of $235,000 per year, plus an annual target bonus of up to 20% of base salary based upon personal performance and an additional amount of up to 10% of base salary based upon Company performance.

The agreement also provides that Dr. Akinsanmi is entitled to receive options to purchase 100,000 shares of the Company’s common stock. The options will vest in three equal annual installment, commencing in October 2007 and will be exercisable at a price per share equal to the greater of i) $0.65, or ii) 105% of the closing bid price of the Company’s common stock on the Effective Date. All terms of the options will be issued pursuant to the Company’s 2003 Stock Option Plan (the “2003 Plan”) and will be exercisable by Dr. Akinsanmi as long as he remains employed by the Company.

The letter Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01 Other Information.

On September 29, 2006, the Company announced that it has engaged a financial advisor to assist the Company in exploring various strategic alternatives relating to the Company’s chiral chemistry business, which is conducted through the Company’s wholly-owned subsidiary, Chiral Quest, Inc. Such alternatives may include a sale of the Chiral Quest business. The Company believes pursuing this course of action will allow its management to focus the Company’s resources on its core business, which is the acquisition, development and commercialization of pharmaceutical compounds to treat cancer and other diseases and conditions.

The Company’s press release dated October 3, 2006 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Letter Agreement between the Company and Lawrence Akinsanmi effective October 1, 2006.

99.1	Press release dated September 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VioQuest Pharmaceuticals, Inc.

Date: October 3, 2006	By:	/s/ Brian Lenz
Brian Lenz
Chief Financial Officer

EXHIBIT INDEX
10.1	Letter Agreement between the Company and Lawrence Akinsanmi effective October 1, 2006.

99.1	Press release dated September 29, 2006.